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                                                                    EXHIBIT 4.42

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT effective the 25th day of January, 2005.

BETWEEN:

         PINE VALLEY MINING CORPORATION, having an office at 501-535 Thurlow Street, Vancouver, British Columbia, Canada

         (the "Company")

AND:

         MARTIN RIP, of 4771 Woodrow Crescent, North Vancouver, British Columbia, Canada

         (the "Executive")

WHEREAS the Executive has agreed to a contract of employment with the Company, and the Company has agreed to contract for the services of the Executive, on the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual terms and conditions in this Agreement, and the payment by the Employer to the Executive of $10.00, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   POSITION, SERVICES AND TERM

1.1  POSITION

     The Company will employ the Executive and the Executive will serve the Company as Vice President, Finance and Chief Financial Officer. The Executive will report to the President of the Company or such other person designated from time to time by the Company.

     Despite this Agreement, the employment of the Executive with the Company is subject to the Company conducting reference checks, criminal records checks, securities records checks and such other inquiries as the Company considers appropriate about the Executive (the "Inquiries") and receiving in response thereto information about the Executive that is satisfactory to the Company in its discretion. The Executive consents to the Inquiries being conducted by the Company, and will provide any necessary consents to any third party to facilitate the Inquiries, and consents to the Company using any information received as a result of the Inquiries to determine the suitability of the Executive for employment with the Company.
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1.2  SERVICES

     The Executive will exercise the powers normally or usually associated with the position of Vice President, Finance and Chief Financial Officer and such other duties and powers as the Company may assign to the Executive from time to time (the "Services").

1.3  TERM

     The Executive will commence providing the Services to the Company on February 14, 2005, or such other date as mutually agreed, (the" Start Date") and the employment of the Executive with the Company will continue until the employment is terminated by either party providing reasonable notice (or, in the case of the Company, by providing Salary in lieu of notice) of termination to the other party, by the death or retirement of the Executive or by mutual agreement, subject to the provisions of this Agreement (the "Term").

1.4  TRAVEL

     The Executive acknowledges that effective performance of the Services may require that the Executive travel from time to time as required by the Company,

1.5  POLICIES AND PRACTICES

     The Executive will comply with the policies, practices, directions and instructions, written or oral, of the Company from time to time in effect.

2.   EXECUTIVE OBLIGATIONS

2.1  EFFORT AND LOYALTY

     The Executive will perform the Services in a competent and faithful manner and will devote the time and effort necessary to properly and fully perform the Services. The Executive owes a duty of loyalty to the Company and will at all times use his best efforts to promote the interests of the Company.

2.2  FIDUCIARY

     The Executive acknowledges that by virtue of the employment contemplated by this Agreement, the Executive will be in a fiduciary relationship with the Company and will owe fiduciary obligations to Company. The provisions of this Agreement are additional to and do not amend, replace or otherwise reduce those obligations.

3.   COMPENSATION AND BENEFITS

3.1  SALARY

     The Company will pay the Executive an annual salary of CDN$100,000 (the "Salary"), payable in bi-weekly installments less all required or permitted withholdings and
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     remittances. The Company will review the Salary from time to time during the Term and may, in its sole discretion, increase the Salary.

3.2  OTHER COMPENSATION

     Within 30 days of commencing work with the Company, the Company will provide to the Executive a one time signing bonus of $7,500 less all required or permitted withholdings and remittances.

     The Executive will be eligible for a pro rata annual bonus of up to 25% of that portion of the Salary that is paid to the Executive for the period from the Start Date to March 31, 2005 and an annual bonus of up to 25% of the Salary for the April 1, 2005 to March 31, 2006 fiscal year of the Company. Both potential bonuses will be based on the performance of the Executive assessed against the requirements set out in Schedule A to this Agreement. The Company will have the discretion to assess to what extent and how well the Executive performed the requirements but will act reasonably. The terms and conditions of a bonus plan, if any, after the 2005/06 fiscal year of the Company will be at the discretion of the Company.

     The Executive will be eligible to participate in the RRSP plan the Company intends to implement in the first quarter of 2005 or as soon as practicable thereafter, subject to the terms and conditions of that plan.

     As soon as practicable after the Executive signs this Agreement and the Inquiries are completed, the Company will provide to the Executive a one-time grant of share options to purchase 300,000 shares of the Company at the market price in effect on the date the options are granted. The options will vest in eight equal amounts commencing on the three month anniversary of the date the Executive starts work and continuing every three months thereafter until fully vested. The options expire no later than five years after the grant date. Despite the foregoing, this grant of options is subject to the terms of the Company's Share Option Plan and the approval of the Board of Directors of the Company.

3.3  BENEFITS

     During the Term, the Company will make available to the Executive the insured benefit plans customarily available to employees (the "Benefits"). The terms and conditions of the Benefits will be determined by the plans or policies from time to time established or purchased by the Company. The Company retains the right to establish new Benefits and to alter or delete any Benefits from time to time and at any time in its sole discretion.

3.4  VACATION

     In addition to statutory holidays, the Executive is entitled to four weeks' paid vacation within each calendar year, pro-rated for any partial calendar year, during the Term.
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     The Executive will schedule vacation at such time or times as the Company and the Executive mutually agree. Failing such agreement, the Company may set the vacation time or times based on business considerations.

3.5  EXPENSES

     Upon submission of appropriate receipts and written accounts, the Company will reimburse the Executive for all reasonable expenses actually and properly incurred by him in connection with his duties hereunder in accordance with the policies, practices or directions of the Company from time to time in effect. The Company will reimburse the Executive for the cost of the B.C. Institute of Chartered Accountants annual fees and for the reasonable cost of training that the Executive is required to take to maintain his professional standing with the B.C. Institute of Chartered Accountants.

4.   CONFIDENTIALITY

4.1  ACCESS TO CONFIDENTIAL INFORMATION

     The Executive acknowledges that in the course of carrying out, performing and fulfilling the Executive's obligations to the Company, the Executive will have access to and be entrusted with Confidential Information, and that the disclosure of the Confidential Information to competitors or clients of the Company or to the general public will be highly detrimental to the best interests and business of the Company.

4.2  DEFINITION

     "Confidential Information" means trade secrets and information that is not generally known to the public or that would be reasonably considered confidential and proprietary to the Company and its business partners, and includes but is not limited to:

     (a) exploration data, property information, trade secrets, know-how, concepts, ideas whether patentable or not, strategy, planning, methods, processes, formulae, apparatus, standards, product specifications, processing procedures;

     (b)  revenue, costs, pricing and other financial data;

     (c) customer, supplier, or business partner information (including without limitation, names, preferences, financial information, addresses or telephone numbers);

     (d) all access codes, systems software applications, software/systems source and object codes, data, documentation, program files, flow charts, operational procedures, locations of operations, merchant numbers and merchant support and verification numbers; and

     (e) the private affairs of the Company or any other information which the Executive may acquire during the Term with respect to the business and affairs of the Company, whether acquired in the course of employment or incidentally.
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4.3  EXCLUSIONS

     Notwithstanding the provisions of Section 4.2, "Confidential Information" does not include information or data which the Executive can prove:

     (a) is generally in the public domain at the date of its disclosure to the Executive, or which thereafter enters the public domain through no fault of the Executive or of any other person owing an obligation of confidentiality to the Company (but only after it enters the public domain); or

     (b) was in the Executive's possession on a non-confidential basis prior to being disclosed under this Agreement;

     provided that information which comprises part of the Confidential Information will not be included within the foregoing exceptions merely because individual parts of the information were within the public domain, or were within the Executive's prior possession, unless the combination of such Confidential Information and excepted information itself was in the public domain, or in the Executive's prior possession.

4.4  USE AND DISCLOSURE

     The Executive acknowledges that he will receive the Confidential Information solely for the purpose of carrying out the duties of the Executive as an employee of the Company. Except as may be specifically required in the course of carrying out such duties, the Executive will not, during the Term or at any time thereafter:

     (a)  disclose any Confidential Information to any person or entity; or

     (b) use or exploit, directly or indirectly, the Confidential Information for any purpose other than the proper purposes of the Company.

     Despite the foregoing, if the Executive is required by law to disclose any Confidential Information then the Executive will promptly notify the Company that the Executive may be required to disclose Confidential Information and the Executive will consult with and cooperate with the Company in any attempt to resist or narrow such disclosure and/or to obtain an order or other assurance that such information will be accorded confidential treatment. Notwithstanding any disclosure required by law, the Confidential Information disclosed will, for all other purposes, continue to be treated as Confidential Information under this Agreement.

4.5  RETURN OF CONFIDENTIAL INFORMATION

     Upon the termination of the Executive's employment with the Company for any reason, or upon the written request of the Company at any time, the Executive will return immediately to the Company all Confidential Information then in the Executive's possession or under his control.
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4.6  NOTICES

     Any notices, requests, demands or other communications that are required or permitted to be given by one party to the other under this Agreement will be given in writing by registered post, personal delivery or facsimile addressed to the other party or delivered to such other party at the address shown on page 1 hereof or at such other address within British Columbia as either party may from time to time specify by notice in writing given to the other party.

     Demands or other communications will be deemed to have been received, if sent by registered post, then on the date of acknowledged receipt in writing by or on behalf of the addressee, if sent by facsimile, then on the earlier of the date of transmission if received during normal business or working hours of the recipient and the date of the first normal business working hours after the date of transmission, or if sent by personal delivery, then on the date when delivered to the addressee.

5.   COLLECTION AND USE OF PERSONAL INFORMATION

     The Executive acknowledges that the Company will collect, use and disclose personal information only where reasonably necessary for security, employment and business purposes. The Executive consents to the Company collecting, using and disclosing personal information about the Executive only where reasonably necessary for security, employment and business purposes in accordance with applicable legislation and any privacy policy of the Company that may be in effect from time to time.

6.   SEVERABILITY

     In the event that any provision or part of this agreement is deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts will be and remain in full force and effect.

7.   REPRESENTATIONS

     This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether oral or written and whether express or implied, between the parties hereto. The Executive acknowledges and agrees that any prior agreements or representations, whether oral or written and whether express or implied, between the Executive and the Company, are hereby terminated and the Executive has no rights or entitlements under or arising from any such prior agreements or representations against Company. The Executive hereby waives any right to assert a claim in tort based on any pre-contractual representations, negligent or otherwise, made by the Company.

8.   WAIVER OR MODIFICATION OF AGREEMENT

     No failure or delay of the Company in exercising any power or right hereunder will operate as a waiver thereof nor will any single or partial exercise of such right or power preclude any other right or power hereunder. No amendment, modification or waiver of
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     any condition of this Agreement or consent to any departure by the
     Executive therefrom will in any event be effective unless the same will be in writing signed by the Company.

9.   SURVIVAL

     The obligations set out in paragraphs 2.2 and 4 to 15 inclusive will survive the termination of the employment of the Executive and continue in effect regardless of whether any party is or has been in compliance with any provision in this Agreement. The parties will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement.

10.  DIRECTOR AND OFFICER ROLE

     In the event of termination of the employment of the Executive by the Company or by the Executive or by death or retirement, the Executive will, as of the date of termination, resign from any officer and/or director position with the Company.

11.  GOVERNING LAW

     This Agreement will be construed in accordance with and governed by the laws of British Columbia and the laws of Canada applicable in British Columbia.

12.  HEADINGS

     The headings used in this Employment Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

13.  ENUREMENT

     This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

14.  TIME

     Time is of the essence.

15.  ASSIGNMENT

     The Executive may not assign this agreement The Company may assign this Agreement to any entity that is a successor to the business, or substantially all of the business, of the Company or is an affiliated or related the Company, within the meaning of the British Columbia Business Corporations Act.
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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PINE VALLEY MINING CORPORATION

Per:


/s/ Jeffrey M. Fehn
----------------------------------------
CHAIRMAN


/s/ Martin Rip
----------------------------------------
MARTIN RIP
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                                    EXHIBIT A

                                                     QUANTITATIVE    QUALITATIVE
                                                        FACTORS        FACTORS
             RESPONSIBILITIES                        (75% WEIGHT)   (25% WEIGHT)
             ----------------                        ------------   ------------
Implement new accounting system by a date to be
decided                                                    X

Implement Sarbanes Oxley Compliance                        X

Prepare monthly  reporting package for board by
the third week of each month                               X

Ensure company compliance with all financial reporting deadlines

Participate  in all  required  training to fulfill
job duties and to retain professional standing                            X

Coordinate activities of outside advisors (audit,
tax, legal)                                                               X

Draft MD&A to accompany financial reports                                 X

Function as a leader for PVM                                              X

Cash management, A/P, etc.                                                X

Assist team in preparation of budgets

Present on earnings webcasts                                              X

Prepare board packages                                                    X

Make presentations at investor and industry
conferences                                                               X

Assist in drafting and editing news releases                              X

Make recommendations on public disclosure issues